EXHIBIT 11

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                     AMERICAN ASSET ADVISERS TRUST, INC.
                     COMPUTATION OF EARNINGS  PER SHARE
      FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1996 AND JUNE 30, 1995

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                                                           Quarter                          Year to Date
                                                   1996              1995              1996              1995

PRIMARY EARNINGS PER SHARE:

Weighted average number of shares of
   common stock outstanding                   1,028,253           633,601           1,002,281           595,936

Additional shares assuming exercise of
   stock warrants (1)                                 0                 0                   0                 0

Total weighted average common and
   common equivalent shares outstanding       1,028,253           633,601           1,002,281           595,936

Net income                                $     135,379     $      67,135       $     252,815     $     127,186

Earnings per common and common
   equivalent share                       $        0.13     $        0.10       $        0.25     $        0.21


FULLY DILUTED EARNINGS PER SHARE:

Weighted average number of shares of
   common stock outstanding                   1,028,253           633,601           1,002,281           595,936

Additional shares assuming exercise of
   stock warrants                               312,476           186,874             299,490           174,698

Total weighted average common and
   common equivalent shares outstanding       1,340,729           820,475           1,301,771           770,634

Net income (2)                            $     168,462     $      91,252       $     322,132     $     176,885

Earnings per common and common
   equivalent share                       $        0.13     $        0.11       $        0.25     $        0.23


 (1) Not applicable in 1996 or 1995 as computations of primary earnings per share exclude common stock equivalents for any period in which their inclusion would increase the income per share amount otherwise computed.

 (2) Includes adjustment for additional interest income from assumed net proceeds from exercise of warrants using
Modified Treasury Stock Method as follows:
                                                           Quarter                             Year to Date
                                                   1996              1995                1996              1995

                                          $      33,083     $      24,117       $      69,317     $      49,699

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